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                                                                  Exhibit 10.12



                  AMENDMENT NO. 2, dated as of June 2, 2003, to 2002 Incentive Plan for Non-Officer Employees, New Recruits and Consultants, as heretofore amended (the "Plan") of Concord Camera Corp., a New Jersey corporation (the "Corporation").

                  NOW, THEREFORE, the Plan is hereby amended by adding the following subparagraph (g) to Article VIII:

                  (g) Deferred Delivery of Common Stock. The Committee may in its discretion permit a Participant to defer delivery of Common Stock acquired pursuant to a Participant's exercise of an option in accordance with the terms and conditions of a deferred delivery plan established by the Corporation. Such deferral shall be deemed to be invested in Common Stock, shall not exceed two years unless the Committee or the Board extends the length of the deferral period as to one or more Participants to beyond two years, and shall be payable only in Common Stock in accordance with the payment provisions of such deferred delivery plan.